Exhibit 10.1

GE Vernova Inc.
Executive Change in Control Severance Benefits Policy

1.Establishment of Policy. GE Vernova Inc., a Delaware corporation, hereby establishes an unsecured and unfunded severance benefits policy (the “Policy”) that is intended to be a “top hat” plan that is not subject to various provisions of ERISA. The Policy is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of the Policy.

2.Purpose. The purpose of the Policy is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control) terminates under the circumstances specified herein. The severance benefits paid under the Policy are intended to assist Covered Employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3.Definitions. For purposes of this Policy,

(a)“Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or prior to the Change in Control, if greater) disregarding any reduction in base rate of pay that gives rise to a termination by the Covered Employee for Good Reason and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b)“Board” shall mean the Board of Directors of GE Vernova Inc.

(c)“Bonus” shall mean, for any Covered Employee, the target annual bonus established by the Board or a Committee that the employee was eligible to earn for the year in which the Covered Termination occurs (or for the year in which the Change in Control occurs, if greater), disregarding any reduction in target annual bonus that gives rise to a termination by the Covered Employee for Good Reason and without regard to whether the performance goals applicable to such bonus had been established or satisfied at the date of termination of employment.

(d)“Cause” shall have the meaning set forth in the Company’s US Executive Severance Plan.

(e)“Change in Control” shall mean the occurrence of any one of the following events:

(i) a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby a person directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of 50% or more of either (A) the then-outstanding shares of common stock (the “Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
(ii) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company’s assets (a “Business Combination”), unless following such Business Combination all or substantially all of the beneficial owners of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination beneficially own (directly or indirectly) more than 50% of the then-outstanding shares of common stock or combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the Business Combination (including an entity that as a result of the Business Combination owns (directly or indirectly) the Company or all or substantially all of the Company’s assets) in substantially the same proportions as their ownership immediately prior to the Business Combination;
provided that, to the extent necessary to avoid a violation of Section 409A of the Code, any event described in this Section 3(e) shall only be a Change in Control if it also constitutes (i) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)). For the avoidance of doubt, a public offering, internal restructuring or transfer of common stock of the Company or assets to any affiliate of the Company will not be treated as a Change in Control.

(f)“Change in Control Date” shall mean the first date on which a Change in Control occurs.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)“Committee” shall mean a committee of the Board.

(i)“Company” shall mean GE Vernova Inc. (or, following a Change in Control, any successor thereto) together with the wholly-owned subsidiaries of GE Vernova Inc., provided, that, for purposes of the definition of Change in Control in Section 3(e) hereof, Company shall mean solely GE Vernova Inc.

(j)“Covered Employees” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are, or were immediately prior to a Change in Control, Executives, and who are not designated as ineligible to receive severance benefits under the Policy as provided in Section 5 hereof.

For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Policy. An employee’s full-time, part-time or temporary status for the purpose of this Policy shall be determined in good faith by the Policy Administrator upon review of the employee’s status immediately before termination.

Any person who is classified by the Company as an independent contractor or third-party employee is not eligible for severance benefits even if such classification is modified retroactively.

(k)“Covered Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or a termination of the Covered Employee’s employment by the Covered Employee for Good Reason, in either case, on or within the twenty-four (24) month period following the Change in Control Date.

(l)“Disability” shall mean (i) the employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; provided that in each case, the employee’s physical or mental impairment shall be determined by an independent qualified physician mutually acceptable to the Company and the employee (or his personal representative) or, if the Company and the employee (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by the employee (or his personal representative) and one designated by the two physicians so designated.

(m)“Disabled” shall mean a person who has a Disability.

(n)“Effective Date” shall mean the date of Board approval of this Policy.

(o)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(p)“Executive” shall mean any U.S. executive officer or other U.S. executive or U.S. employee who is a member of the Executive Leadership Team as determined by the Company from time to time.

(q)“Good Reason” shall mean the occurrence, without the employee’s written consent of any of the following events: (i) any material diminution in the employee’s duties, responsibilities or authority; (ii) a material reduction in the employee’s base salary or annual incentive award opportunity (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his or her level) or (iii) a change in the principal location at which the employee provides services to the Company to a location more than 50 miles from such principal location; provided, however, that a termination for Good Reason can only occur if (A) the employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (B) such notice of termination is given within thirty (30) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no more than thirty (30) days after the expiration of the Company’s cure period described above.

(r)“Part-Time Employees” shall mean employees who are not Regular Full- Time Employees or Temporary Employees and are treated as such by the Company.

(s)“Participants” shall mean Covered Employees receiving severance payments and benefits pursuant to the Policy.

(t)“Policy Administrator” shall have the meaning set forth in Section 15 hereof.

(u)“Release” shall have the meaning set forth in Section 6 hereof.

(v)“Release Effective Date” shall have the meaning set forth in Section 14(c)(i) hereof.

(w)“Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(x)“Severance Multiple” shall have the meaning set forth in Section 7(a) hereof.

(y)“Temporary Employees” are employees treated as such by the Company, whether or not in writing.

4.Coverage. Subject to satisfaction of the eligibility and other requirements set forth in Sections 5 and 6 of this Policy, a Covered Employee will be entitled to receive severance benefits under the Policy if such employee experiences a Covered Termination.

5.Eligibility for Severance Benefits. The following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Policy Administrator or as provided herein: (a) an employee who is terminated for Cause; (b) an employee who voluntarily retires or otherwise voluntarily terminates his employment, except for a resignation for Good Reason in accordance with the terms of this Policy, or dies or becomes Disabled; (c) an employee who is employed for a specific period of time in accordance with the terms of a written offer letter or employment agreement; (d) an employee whose employment is terminated within thirty (30) days of his or her refusal to accept an offer of comparable employment by the Company following a Change in Control (provided that “comparable employment” shall mean employment on terms that would not give rise to Good Reason), and (e) an employee who is asked to enter into proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement(s) with the Company, in such form(s) as the Company may require from time to time prior to the date of a Change in Control, but who is not a party to such agreement(s) with the Company into which they have been asked to enter.

6.Release; Timing of Severance Benefits. Receipt of any severance payments or benefits under the Policy, including the equity acceleration provided for under Section 9 hereof, requires that the Covered Employee execute and deliver a severance and release of claims agreement in favor of the Company in the form to be provided by the Company at the time of the Covered Employee’s termination (which shall include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, reaffirmation of the Covered Employee’s continuing obligations under any applicable proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement(s) with the Company, and an agreement, to the extent permitted by law, not to compete with the Company for one (1) year following the Covered Employee’s separation from employment with the Company) (the “Release”), which Release becomes binding within sixty (60) days following the Covered Employee’s termination of employment (or such shorter period as may be directed by the Company). Except as otherwise described herein, the severance payments, which at all times are subject to the Covered Employee’s compliance with the Covered Employee’s continuing obligations under the Release, shall be made on the first payroll date after the Release Effective Date in accordance with the terms of Section 14(c) hereof.

7.Cash Severance.

(a)Subject to Section 20, a Covered Employee who experiences a Covered Termination shall be entitled to receive, in a single lump sum, payment in an amount equal to the sum of (i) the Covered Employee’s Severance Multiple multiplied by the Covered Employee’s annual Base Salary; plus (ii) the Covered Employee’s Severance Multiple multiplied by his or her Bonus.
The Covered Employee’s Severance Multiple shall be as set forth in the table below:

Chief Executive Officer	2.0
Executives other than the Chief Executive Officer	1.5

For purposes of this Section 7, a Covered Employee’s title shall be such employee’s title immediately prior to the Covered Termination or, if such employee’s title was changed in connection with the Change in Control, immediately prior to such change in connection with the Change in Control.
8.Other Severance Benefits.

(a)Earned but Unpaid Bonus. Subject to Section 20, in the event of a Covered Termination, the Covered Employee will be eligible to receive any earned but unpaid annual bonus for the most recently completed fiscal year, which bonus payment shall be paid to the Covered Employee in a single lump sum on the later of the first payroll date after the Release Effective Date and the date on which such bonuses are paid by the Company to Executives generally, but in all events by the end of the year in which the such termination occurs.

(b)Prorated Bonus for the Year in which Termination Occurs. Subject to Section 20, in the event of a Covered Termination, the Covered Employee will be eligible to receive an amount equal to any bonus determined to be payable for the year in which termination occurs (disregarding any requirement of continued services through the payment date thereof) based on actual Company and Covered Employee performance, as determined by the Board or a Committee, multiplied by a fraction, the numerator of which shall equal the number of days the Covered Employee was employed by the Company during the fiscal year in which the termination occurs and the denominator of which shall equal 365 (the “Prorated Bonus”). Any Prorated Bonus shall be paid to the Covered Employee in a single lump sum at the same time that bonuses are paid by the Company to Executives generally but in all events by March 15 of the year following the year in which such termination occurs.

9.Equity Awards.

(a)Except as otherwise provided in the applicable award agreement, in the event of a Covered Termination, all of a Covered Employee’s equity awards granted by the Company prior to the Change in Control that are substituted, assumed or continued by the successor company or a parent or subsidiary thereof in connection with the Change in Control, that vest solely based on the passage of time and that are outstanding and unvested as of such termination, will vest and become fully exercisable or non-forfeitable on the date of such termination, and otherwise will continue to be dictated by the terms of the applicable award agreements.

(b)Except as otherwise provided in the applicable award agreement, in the event of a Change in Control, the applicable performance period of any then-outstanding equity awards granted by the Company to a Covered Employee that vest based on the achievement of one or more performance goals shall be deemed to end on the last day immediately prior to the date of the closing of the Change in Control and the performance goals shall be deemed achieved at the greater of target level performance or actual performance, as determined by the Board in its discretion, as of such date, with any applicable continued employment criteria continuing to apply to the equity award. In the event of a Covered Termination, any such awards that are substituted, assumed or continued by the successor company or a parent or subsidiary thereof in connection with the Change in Control, shall be treated as set forth in Section 9(a) above.

(c)Notwithstanding the terms of this Section 9, in the event that an equity award held by the Covered Employee is subject to Section 409A of the Code, in no event shall the settlement of such award be accelerated except as Section 409A of the Code may then permit.

10.Section 280G; Modified Economic Cutback.

(a)Notwithstanding any other provision of the Policy, except as set forth in Section 10(b), in the event that the Company undergoes a Change in Ownership or Control, the Company shall not be obligated to provide to a Participant any portion of any Contingent Compensation Payments that the Participant would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for such Participant. For purposes of this Section 10, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)Notwithstanding the provisions of Section 10(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Participant if the Eliminated Payments (determined without regard to this sentence) were paid to the Participant (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 10(b) shall be referred to as a “Section 10(b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)For purposes of this Section 10, the following terms shall have the following respective meanings:

i.“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

ii.“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Policy or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)Any payments or other benefits otherwise due to a Participant following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 10(d). Within thirty (30) days after each date on which the Participant first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Participant (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 10(b) Override is applicable. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 10, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. The Company shall make the Potential Payments to the Participant within three business days following notice to the Participant (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(e)The provisions of this Section 10 are intended to apply to any and all payments or benefits available to the Participant under this Policy or any other agreement or plan of the Company under which the Covered Employee may receive Contingent Compensation Payments.

11.Recoupment. If the Policy Administrator reasonably determines in good faith that the Covered Employee has failed to comply with the terms of the Policy, including the provisions of Section 6 above, the Company may require payment to the Company of any benefits described in Sections 7, 8 and 9 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Policy Administrator. Payment is due in cash or by check within thirty (30) days, or such earlier date as may be required by law or by any clawback policy that the Company as in effect or amends or adopts, after the Company provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7, 8 and 9 above not yet received by such Covered Employee will be immediately forfeited.

12.Death; Permanent Disability. If a Participant dies or is permanently Disabled after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Policy have been paid or provided, payments will continue to be paid to the Participant or, if applicable, be made to any beneficiary or legal representative designated by the Participant prior to or in connection with such Participant’s Covered Termination or, in the case of the Participant’s death if no such beneficiary or legal representative has been designated, to the Participant’s estate.

13.Withholding. The Company may withhold from any payment or benefit under the Policy: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

14.Section 409A. It is expected that the payments and benefits provided under this Policy will be exempt from or compliant with Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Policy shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

To the extent the severance payments or benefits under this Policy are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Policy:
(a)Each installment of the payments and benefits provided under this Policy will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Policy specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Policy to the contrary, in no event shall any payment under this Policy that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)Notwithstanding any other payment provision herein to the contrary, if a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to the Company, then each of the following shall apply:

i.With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such “separation from service” of the Covered Employee, and (B) as soon as practicable following the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Policy shall be paid or provided for in accordance with the normal payment dates specified herein; and

ii.To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Policy.

(c)To the extent that severance benefits pursuant to this Policy are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Covered Employee’s employment with the Company (or such shorter period as may be directed by the Company). If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

i.To the extent any severance benefits to be provided are not “non- qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Policy applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

ii.To the extent any such severance benefits to be provided are “non- qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within sixty (60) days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the sixtieth day following the termination of the Covered Employee’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year (subject to Section 14(b), above). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Policy had such payments commenced immediately upon the termination of the Covered Employee’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Covered Employee’s employment with the Company.

(d)The Company makes no representations or warranties and shall have no liability to any Participant or any other person if any provisions of or payments under this Policy are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

15.Policy Administration.

(a)Policy Administrator. The Policy Administrator shall be the Board or a Committee; provided, however, that the Board or such Committee may in its sole discretion appoint a new Policy Administrator to administer the Policy following a Change in Control.

(b)Decisions, Powers and Duties. The general administration of the Policy and the responsibility for carrying out its provisions shall be vested in the Policy Administrator. The Policy Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Policy, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the policy administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Policy Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Policy.
The Policy Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability
(c)Nature of Policy. Benefits under the Policy are unsecured and unfunded and represent a liability that the Company must pay from general assets.

16.Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Policy, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

17.Policy Not an Employment Contract. The Policy is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Policy gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Policy, if any. All rights and claims are limited as set forth in the Policy.

18.Severability. In case any one (1) or more of the provisions of this Policy (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Policy shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19.Non-Assignability. No right or interest of any Covered Employee in the Policy shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20.Integration With Other Pay or Benefits Requirements.

(a)Except to the extent required by applicable law, the severance payments and benefits provided for in the Policy are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination. The Policy supersedes the Company’s US Executive Severance Plan to the extent a Covered Employee would be eligible to receive severance benefits under the Company’s US Executive Severance Plan as a result of a termination that constitutes both a “Qualifying Termination” under such plan and a Covered Termination under this Policy. As a result, this Policy shall apply in lieu of the Company’s US Executive Severance Plan in the event of a termination of a Covered Employee that constitutes a Covered Termination and no payments otherwise payable under the US Executive Severance Plan upon a termination that constitutes a Covered Termination shall be paid under that plan. To the extent that (i) the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Policy, (ii) the Covered Employee is party to an agreement with the Company that provides for the payment of severance benefits upon a termination that would also constitute a Covered Termination under this Policy, or (iii) any federal, state, local or non-U.S. law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event (each such plan, agreement or requirement of law, an “Other Severance Arrangement”), then the benefits provided under this Policy shall be reduced, including to zero to avoid any duplication of payment. For the avoidance of doubt, payments shall first be made in accordance with the terms and conditions of an Other Severance Arrangement and only to the extent the Covered Employee would receive greater payments or benefits under this Policy, shall it apply to the extent of such additional payments or benefits. The Company intends for the benefits provided under this Policy to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Policy.

(b)Notwithstanding anything to the contrary herein, and soley to the extent permitted or required by Section 409A, the Special Early Retirement Option Offset required by the GE Energy Pension Plan shall apply to the extent the Covered Employee qualifies for and elects the Special Early Retirement Option or Plan Closing Pension Option under the GE Energy Pension Plan.

21.Amendment or Termination. The Board may amend, modify, or terminate the Policy at any time in its sole discretion; provided, however, that no amendment, modification or termination made after a Change in Control with respect to an individual who was a Covered Employee immediately prior to the Change in Control, shall be effective for twenty-four months.

22.Governing Law. The Policy and the rights of all persons under the Policy shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of Delaware (without regard to conflict of laws provisions) to the extent not preempted by federal law.

23.Claims and Appeals. The provisions of this Section 23 shall apply to any claim for a benefit under the Policy, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred. No claim may be filed in court, arbitration, or similar proceeding before the claimant has exhausted the process described in this Section 23. The process described in this Section 23 is intended to comply with Section 503 of ERISA and shall be administered and interpreted in a manner consistent with that intent.

(a)If an employee disputes the response to the employee’s request for benefits under the Policy, the employee must submit the disputed claim for benefits in writing to the Policy Administrator at GE Vernova Inc., 58 Charles Street, Cambridge, Massachusetts 02141. The Policy Administrator will evaluate the claim. Claims submissions must be in a format acceptable to the Policy Administrator and must be complete and include all information requested by the Policy Administrator.

(b)If the claim is denied, in whole or in part, the employee will receive a written notice from the Policy Administrator within 90 days after the Policy Administrator receives the claim — or within 180 days after the Policy Administrator receives the claim if the Policy Administrator determines that special circumstances require an extension. If the time for its decision is extended, the Policy Administrator will notify the employee, before the extension begins, of the reasons for the extension and the date by which the Policy Administrator expects to render its decision. The notice of a claim denial will include (i) the reason for the denial, with specific reference to the pertinent plan provisions on which the denial is based; (ii) a description of any information or materials necessary to process the claim properly and the reasons why the materials are needed; and (iii) an explanation of the claims review procedure and the applicable time limits, including a statement of the employee’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)To appeal the denial, the employee must file a written request for reconsideration to the Policy Administrator within 60 days after receiving the denial. The request for appeal must be filed with the Policy Administrator at GE Vernova Inc., 58 Charles Street, Cambridge, Massachusetts 02141. The appeal may include comments, documents, records or other information in support of the appeal. At the employee’s request, there will be, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim, as determined by the Policy Administrator under applicable federal regulations. The Policy Administrator will take into account all comments, documents, records and other information submitted relating to the appeal, without regard to whether the information was submitted or considered in the decision to deny the claim. The Policy Administrator will respond within 60 days after the Policy Administrator receives the appeal — or 120 days after the Policy Administrator receives the appeal if the Pension Board determines that special circumstances require an extension. If the time for its decision is extended, the Policy Administrator will notify the employee, before the extension begins, of the reasons for the extension and the date by which the Policy Administrator expects to render its decision. The time period for the Policy Administrator to decide the appeal will not run while the Policy Administrator is waiting for the employee to provide any additional, requested information. The Policy Administrator will provide notice of an appeal denial, and the notice will include: (i) The specific reason or reasons for the adverse determination, and the specific plan provisions on which the determination is based: (ii) a statement that the employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim, as determined by the Policy Administrator under applicable federal regulations; and (iii) a statement of the employee’s right to bring a civil action under ERISA Section 502(a).

24.Limitations Period

(a)Any claim (1) for benefits; (2) to enforce rights under the Policy; or (3) otherwise seeking a remedy or judgment of any kind against the Policy, the Policy Administrator or the Company must be filed within the limitations period prescribed by this Section 24 (and subsequent to exhaustion as described in Section 23).

(b)The limitations period shall begin on the following date:

i.For a claim for benefits, the earliest of: (i) the date the first benefit payment was actually made or allegedly due, or (ii) the date the Policy, the Policy Administrator or the Company first repudiated the alleged obligation to provide such benefits, regardless of whether such repudiation occurred during administrative review pursuant to Section 23. A repudiation described in clause (ii) may be made in the form of a direct communication to the employee or a more general oral or written communication related to benefits payable under the Policy (for example, a summary of the Policy or an amendment to the Policy);

ii.For a claim to enforce an alleged right under the Policy (other than a right to benefits), the date the Policy first denied the request made on behalf of the employee to exercise such right, regardless of whether such denial occurred during administrative review pursuant to Section 23; or

iii.For any claim otherwise seeking a remedy or judgment of any kind against the Policy, the Policy Administrator or the Company, the earliest date on which the employee knew or should have known of the material facts on which such claim or action is based, regardless of whether the employee was aware of the legal theory underlying the claim.

(c)The limitations period shall end on the first anniversary of the beginning date described in Section 24(b); provided, however, that if a request for administrative review pursuant to Section 23 is pending at such time, the limitations period shall be extended to end on the date that is 60 days after the final denial of such claim on administrative review.

(d)The limitations period described in this Section 24 replaces and supersedes any limitations period that otherwise might be deemed applicable under state or federal law in the absence of this Section 24. A claim filed after the expiration of the limitations period shall be deemed time-barred, except that the Policy Administrator shall have discretion to extend the limitations period upon a showing of exceptional circumstances that, in the opinion of the Policy Administrator, provide good cause for an extension. The exercise of this discretion is committed solely to the Policy Administrator and is not subject to review.

(e)In the event of any claim brought by or on behalf of two or more employees, the requirements of this Section 24 shall apply separately with respect to each employee.
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